Exhibit (a)(1)(E)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase, dated as of January 25, 2017, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such state. In those states where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such state to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock,

All Outstanding Shares of Series A Convertible Preferred Stock and

All Outstanding Shares of Series B Convertible Preferred Stock

of

Derma Sciences, Inc.

at

$7.00 Net Per Share of Common Stock,

$32.00 Net Per Share of Series A Convertible Preferred Stock and

$48.00 Net Per Share of Series B Convertible Preferred Stock

Pursuant to the Offer to Purchase, dated as of January 25, 2017 by

Integra Derma, Inc.

an indirect wholly-owned subsidiary of

Integra LifeSciences Holdings Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON

FEBRUARY 22, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Integra Derma, Inc., a Delaware corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of Integra LifeSciences Holdings Corporation, a Delaware corporation (“Parent”), is offering to purchase (i) all outstanding shares of common stock, par value $0.01 per share (the “Common Shares”), of Derma Sciences, Inc., a Delaware corporation (“Derma Sciences”), at a price of $7.00 per Common Share (the “Common Offer Price”), (ii) all outstanding shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Shares”), of Derma Sciences, at a price of $32.00 per Series A Preferred Share (the “Series A Offer Price”), and (iii) all outstanding shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Shares,” and collectively with the Series A Preferred Shares and the Common Shares, the “Shares”), of Derma Sciences, at a price of $48.00 per Series B Preferred Share (the “Series B Offer Price”), in each case, net to the seller thereof in cash, without interest thereon and subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of January 25, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” which, together with the Offer to Purchase and other related materials, collectively, constitute the “Offer”).

Holders of record of Shares who tender directly to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of the Shares by the Purchaser pursuant to the Offer. Holders of Shares who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 10, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among Derma Sciences, Parent and the Purchaser. The Merger Agreement provides, among other things, subject to the satisfaction or waiver of certain conditions, that the Purchaser will be merged with and into Derma Sciences (the “Merger”) as soon as practicable following the acceptance for payment of Shares in the Offer, without a vote of the shareholders of Derma Sciences, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with Derma Sciences continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger: (i) each Common Share outstanding immediately prior to the effective time of the Merger (other than (a) Common Shares irrevocably accepted for payment in the Offer, (b) Common Shares held by Derma Sciences as treasury stock or held directly by Parent or the Purchaser or any direct or indirect wholly-owned subsidiary of Derma Sciences or Parent and (c) Shares owned by shareholders of Derma Sciences who are entitled to exercise and properly exercise appraisal rights under Delaware law (“Dissenting Shares”)) will be converted into the right to receive an amount in cash, without interest, equal to the Common Offer Price; (ii) each Series A Preferred Share outstanding immediately prior to the effective time of the Merger (other than Series A Preferred Shares irrevocably accepted for payment in the Offer and Dissenting Shares), will be converted into the right to receive an amount in cash, without interest, equal to the Series A Offer Price; and (iii) each Series B Preferred Share outstanding immediately prior to the effective time of the Merger (other than Series B Preferred Shares irrevocably accepted for payment in the Offer and Dissenting Shares), will be converted into the right to receive an amount in cash, without interest, equal to the Series B Offer Price, in each case, subject to any withholding of taxes required by applicable law.

There is no financing condition to the Offer. The Offer, and the obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer, is conditioned on there being validly tendered (and not properly withdrawn) prior to the Expiration Date, (i) that number of Shares that, together with the number of Shares (if any) then owned by Parent, equals at least a majority in voting power of the Shares then issued and outstanding, voting together as a single class, (ii) that number of Series A Preferred Shares that, together with the number of Series A Preferred Shares (if any) then owned by Parent, equals at least a majority of the Series A Preferred Shares then issued and outstanding and (iii) that number of Series B Preferred Shares that, together with the number of Series B Preferred Shares (if any) then owned by Parent, equals at least a majority of the Series B Preferred Shares then issued and outstanding. The Offer is also subject to other conditions as described in Section 14, entitled “Conditions of the Offer,” of the Offer to Purchase.

The board of directors of Derma Sciences (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth therein, (ii) determined that the Merger Agreement and the Offer and the Merger are fair to, and in the best interests of, Derma Sciences and its shareholders, (iii) determined that the Merger should be effected as soon as practicable following the acceptance for payment of Shares validly tendered pursuant to the Offer, without a vote of Derma Sciences’ shareholders, pursuant to Section 251(h) of the DGCL, and (iv) recommended that Derma Sciences’ shareholders accept the Offer and tender their Shares pursuant to the Offer.

The Merger Agreement contains provisions to govern the circumstances in which the Purchaser is required or permitted to extend the Offer. The Purchaser is required to extend the Offer (i) for any period required by applicable law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) and its staff with respect thereto, and (ii) for one or more periods of up to ten business days each until, and including, July 15, 2017 (the “Outside Date”), if at the Expiration Date any of the conditions of the Offer have not been satisfied.

Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC. Any public announcement of an extension of the Offer will be made by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right to waive, in whole or in part, any Offer condition or modify the terms of the Offer. However, the Purchaser has agreed that it will not reduce the Common Offer Price, the Series A Offer Price or the Series B Offer Price, or waive or modify certain other conditions to the Offer, without the consent of Derma Sciences, as described in the Offer to Purchase.

Because the Merger will be governed by Section 251(h) of the DGCL, the Purchaser does not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the applicable offer price for such Shares with the Depositary, which will act as paying agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will the Purchaser pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making payment for Shares.

The Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only upon timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as described in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 26, 2017, which is the 60th day after the date of the commencement of the Offer. For a withdrawal to be proper and effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the class and number of Shares to be withdrawn and the name in which the Share Certificates are registered if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as described in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be resolved by and at the discretion of the Purchaser. None of the Purchaser, the Depositary, the Information Agent nor any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

Derma Sciences has provided the Purchaser with Derma Sciences’ shareholder list and security position listings for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other related materials to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Derma Sciences’ shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. holders for United States federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer and the Merger. Shareholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, as well as tax consequences under any other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws or under any applicable income tax treaty.

The Offer to Purchase and the related Letter of Transmittal contain important information. Holders of Shares should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks, trust companies or other nominees. Such copies will be furnished promptly at the Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street – 22nd Floor

New York, New York 10005

Banks and Brokers Call: (212) 493-3910

All others call Toll-Free: (800) 290-6424

Email: infoagent@dfking.com

January 25, 2017